Exhibit (a)(v)

COHEN & STEERS PREFERRED SECURITIES AND INCOME FUND, INC.

ARTICLES SUPPLEMENTARY

Cohen & Steers Preferred Securities and Income Fund, Inc., a Maryland corporation (the “Corporation”) registered as an open-end management investment company under the Investment Company Act of 1940, as amended, hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The aggregate number of shares of common stock, par value one-tenth of one cent ($.001) per share (the “Common Stock”), that the Corporation has authority to issue is hereby increased by five hundred million (500,000,000) shares of Common Stock, all five hundred million (500,000,000) of which are classified as Class I Common Stock.

SECOND: The shares of Class I Common Stock classified as set forth in Article FIRST hereof shall have the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of such class of Common Stock as set forth in the charter of the Corporation.

THIRD: Immediately before the increase and classification of shares as set forth in Article FIRST hereof, the Corporation was authorized to issue one billion seven hundred million (1,700,000,000) shares of stock, all of which were shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of one million seven hundred thousand dollars ($1,700,000), classified in seven classes as follows:

CLASS	SHARES
Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class F Common Stock	200,000,000
Class I Common Stock	500,000,000
Class R Common Stock	200,000,000
Class T Common Stock	200,000,000
Class Z Common Stock	200,000,000

FOURTH: As hereby increased and classified, the total number of shares of stock which the Corporation has authority to issue is two billion two hundred million (2,200,000,000) shares of stock, all of which are shares of Common Stock, par value one-tenth of one cent ($.001) per share, having an aggregate par value of two million two hundred thousand dollars ($2,200,000), classified in seven classes as follows:

CLASS	SHARES
Class A Common Stock	200,000,000
Class C Common Stock	200,000,000
Class F Common Stock	200,000,000
Class I Common Stock	1,000,000,000
Class R Common Stock	200,000,000
Class T Common Stock	200,000,000
Class Z Common Stock	200,000,000

FIFTH: The Board of Directors of the Corporation increased the total number of shares of stock that the Corporation has authority to issue pursuant to Section 2-105(c) of the Maryland General Corporation Law and classified the additional shares under the authority contained in the charter of the Corporation.

SIXTH: The undersigned officer of the Corporation acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned officer acknowledges that, to the best of his knowledge, information, and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Cohen & Steers Preferred Securities and Income Fund, Inc. has caused these Articles Supplementary to be signed in its name and on its behalf by its President and witnessed by its Secretary as of June 13, 2017.

WITNESS:	COHEN & STEERS PREFERRED SECURITIES AND INCOME FUND, INC.

/s/ Tina M. Payne	By:	/s/ Adam M. Derechin
Tina M. Payne		Adam M. Derechin
Secretary and Chief Legal Officer		President and Chief Executive Officer